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                                                                   Exhibit 10.15



                               UNICA CORPORATION
                           EXECUTIVE FIELD BONUS PLAN
                      FISCAL YEAR ENDING SEPTEMBER 30, 2005

I.   BONUS PLAN OVERVIEW

     This Plan is designed to reinforce several concepts of performance for one or more field executives (each an "executive"). This Plan is one element of the total compensation package for executives.

     For purposes of this Plan, references to the "Board" mean the Board of Directors of the Company or its Compensation Committee.

II.  BONUS PLAN ELIGIBILITY

     An executive is eligible to participate in this Plan if the executive's employment commences on or before June 30, 2005. Any executive whose employment commences between October 1, 2004 and June 30, 2005 will receive a pro-rated bonus target based on the date on which the executive's employment commences.

III. PLAN DESIGN

     Each executive has a variable compensation plan based on two categories of targeted measurement:

          CATEGORY I. BOOKINGS ACHIEVEMENT (75%). This category contains two achievement components:

               -    Company bookings

               -    Regional bookings

          CATEGORY II. INDIVIDUAL MBO GOALS (25%). This category consists of individual management-by-objective (MBO) goals for fiscal 2005 that are to be recommended by the chief executive officer and approved by the Board.

IV.  PLAN ADMINISTRATION

     Bonus payments for bookings achievements will be made as approved by the Board if achievement levels approved by the Board are satisfied.

     - Bookings achievement will be assessed quarterly. Bonus payments will be awarded based upon the attainment of cumulative Company and regional bookings.

     - Bonus payments for bookings achievements for the first three quarters will be made in the first available payroll cycle following the financial review of the quarter. Bonus payments will be calculated on a linear basis (0%-99%) for the first three quarters.

     - Bonus payments for both Company and regional bookings achievement will be capped at 100% for the first three quarters. Overachievement (that is, bookings greater than 100% of goal) will be credited towards the next quarter.

     - Fourth quarter payments will be made after the completion of the year-end financial audit. Overachievement for the fiscal year will be paid with the fourth quarter payment.

     Funding for the MBO component is contingent upon the Company meeting its threshold financial metrics, as approved by the Board. The MBO component is assessed at the end of the fiscal year and is paid out based on actual achievement of MBO goals, which are to be recommended by the chief executive officer and approved by the Board.

     In its discretion, the Board may determine to make certain bonus payments even if Company or individual objectives are not achieved.